Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

AMERICAN STANDARD ENERGY, CORP.,

AS SELLER,

AND

TEXIAN OIL – I, LP,

AS PURCHASER,

Dated as of NOVEMBER 16, 2012

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(continued)

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(continued)

		Page

6.5	Hedges	32

6.6	Enforcement of Third Party Provisions	32

6.7	Confidentiality	32

6.8	Governmental Reviews	33

6.9	Further Assurances	33

6.10	Transitional Accounting Services	33

6.11	Material Contacts	33

Article 7
CONDITIONS TO CLOSING

7.1	Conditions of Seller to Closing	33

7.2	Conditions of Purchaser to Closing	34

Article 8
CLOSING

8.1	Time and Place of Closing	34

8.2	Obligations of Seller at Closing	35

8.3	Obligations of Purchaser at Closing	36

8.4	Closing Payment and Post-Closing Purchase Price Adjustments	36

Article 9
TAX MATTERS

9.1	Tax Returns; Proration of Taxes	38

9.2	Access to Information	39

9.3	Conflict and Survival	40

Article 10
TERMINATION

10.1	Termination	40

10.2	Effect of Termination	40

Article 11
INDEMNIFICATION; LIMITATIONS

11.1	Assumed Obligations	40

11.2	Retained Obligations	41

11.3	Indemnification	42

11.4	Indemnification Actions	43

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(continued)

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(continued)

EXHIBITS:
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Post-Closing Properties
Exhibit B	Form of Assignment and Bill of Sale

SCHEDULES:
Schedule 1.3	Certain Excluded Assets
Schedule 2.2	Hydrocarbons in Storage
Schedule 3.4	Allocated Values
Schedule 4.3	Taxes and Assessments
Schedule 4.5	Operating Agreements
Schedule 12.19(d)(i)(a)	Form of Pref. Right Waiver Letter
Schedule 12.19(d)(i)(b)	Form of Pref. Right Certification
Schedule 12.19(d)(ii)	Form of Amendment to Assignment for Booger Bear “A” Assets
Schedule 12.19(d)(iii)	Form of Amendment to Assignment for Bell C Assets

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Table of DEFINED TERMS

Accounting Arbitrator	36
Accounting Procedures	3
Accounting Records	3
Adjustment Period	9
Affiliate	3
Agreed Rate	3
Agreement	1
Allocated Value	10
Assets	1
Assignment and Bill of Sale	3
Assumed Obligations	40
Business Day	3
Casualty Loss	45
Claim	43
Claim Notice	43
Closing	34
Closing Date	34
Closing Payment	36
Code	4
Contracts	1
Damages	47
Defect Claim Date	14
Defensible Title	11
Defective Support Well	18
Effective Date	4
Environmental Laws	4
Environmental Permits	25
Equipment	2
Escrow Agent	51
Escrow Agreement	51
Escrow Amount	51
Excluded Assets	7
Excluded Records	3
Governmental Authority	4
Hydrocarbons	4
Indemnified Person	43
Indemnifying Person	43
Individual Indemnity Threshold	46
Laws	4
Leases	1
Material Adverse Effect	4
Material Contract	5
NORM	27
Party or Parties	1
Paying Party	38
Permitted Encumbrances	11
Person	5
Post-Closing Period	51
Post-Closing Property	51
Post-Closing Properties	51
Post-Closing Requirement	52
Production Tax	5
Properties	1
Property Costs	5
Property Tax	6
Purchase Price	8
Purchaser	1
Purchaser Group	42
Records	3
Reimbursing Party	38
Retained Obligations	41
Seller	1
Seller Group	42
Straddle Period	38
Target Closing Date	34
Tax	6
Tax Return	23
Title Arbitrator	20
Title Benefit	11
Title Benefit Amount	16
Title Defect	11
Title Defect Amount	16
Unadjusted Purchase Price	8
Unadjusted Purchase Price Cap	7
Units	1
Wells	1

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement"), is dated as of November 16, 2012, by and between American Standard Energy, Corp., a Nevada corporation ("Seller"), and Texian Oil – I, LP, a Texas limited partnership ("Purchaser", and, together with Seller, the "Parties").

RECITALS:

Seller desires to sell and Purchaser desires to purchase those certain oil and gas properties, rights, and related assets that are defined and described as "Assets" herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1

PURCHASE AND SALE

1.1           Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.

1.2           Certain Definitions. As used herein:

(a)          "Assets" means all of Seller's right, title, and interest in and to the following properties and interests:

(i)          The oil and gas leases, oil, gas, and mineral leases and subleases, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and, without limiting the foregoing, other rights described on Exhibit A-1 (of whatever character, whether legal or equitable, and whether vested or contingent) to the Hydrocarbons in, on, under, and that may be produced therefrom and the lands described therein (collectively, the "Leases");

(ii)         Any and all oil, gas, water, CO2, or injection wells thereon or on pooled, communitized, or unitized acreage that includes all or any part of the Leases, including, without limiting the foregoing, the interests in the wells shown on Exhibit A-2, whether producing, non-producing, temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto, but excluding wells which have been permanently plugged and abandoned (the "Wells");

(iii)        All pooled, communitized, or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto (the "Units," and, together with the Wells and Leases, the "Properties");

(iv)        All currently existing contracts, agreements, and instruments with respect to the Properties, to the extent applicable to the Properties, including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; transportation agreements; and processing agreements; provided, however, that the term "Contracts" shall not include (A) any contracts, agreements, and instruments included within the definition of "Excluded Assets" and (B) the Leases (subject to such exclusion and proviso, the "Contracts");

(v)         To the extent transferable, all easements, permits, licenses, servitudes, rights-of-way, surface leases, right of use and easement, and other rights to use the surface appurtenant to, and used or held for use in connection with, the Properties, but excluding any permits and other appurtenances included within the definition of "Excluded Assets";

(vi)        All equipment, machinery, fixtures, and other tangible personal property and improvements used or held for use in connection with the operation of the Properties or the production, storage, transportation, treatment, or processing, marketing, or disposition of Hydrocarbons from the Properties (whether located on or off the Properties), but excluding items included within the definition of "Excluded Assets" (subject to such exclusions, the "Equipment");

(vii)       All (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Date; and (B) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Date of any of the Assets or to the extent arising in favor of Seller as the operator or non-operator of any Property;

(viii)      All rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Date, to the extent relating to obligations assumed by Purchaser pursuant to this Agreement;

(ix)         All Hydrocarbons produced from, or attributable to, the Properties from and after the Effective Date; all Hydrocarbon inventories from or attributable to the Properties that are in storage on the Effective Date; and, to the extent related or attributable to the Properties, all production, plant, and transportation imbalances as of the Effective Date; and all make-up rights with respect to take-or-pay payments;

(x)          To the extent transferable, all franchises, licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Assets or the ownership or operation thereof;

(xi)         All of Seller’s lease files, land files, division order files, abstracts, title opinions, contract files, well and production records, to the extent relating to the Properties, excluding, however:

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(A)         all corporate, financial, Tax, and legal data and records of Seller that relate to Seller's business generally (whether or not relating to the Assets) or to Seller's business, operations, assets, and properties not expressly included in this Agreement;

(B)         all legal records and legal files of Seller including all work product of, and attorney-client communications with, Seller's legal counsel (other than Leases, title opinions, and Contracts);

(C)         data and records relating to the sale of the Assets, including communications with the advisors or representatives of Seller;

(D)         any data and records relating to the Excluded Assets;

(E)         those original data and records retained by Seller pursuant to Section 12.5; and

(F)         Seller’s proprietary data, reserve estimates and reports, economic analyses, computer programs and applications, and pricing forecasts.

(Clauses (A) through (F) shall hereinafter be referred to as the "Excluded Records" and subject to such exclusions, the data, software and records described in this Section 1.2(a)(xi) are referred to herein as the "Records.").

(b)          "Accounting Procedures" means United States Generally Accepted Accounting Principles, consistently applied.

(c)          "Accounting Records" means property files, to include all data relative to the interests being acquired by Purchaser, including, Wells, Equipment, facilities, pipelines, and the like, operators, API numbers, relevant county and state, and divisions of interest, in each case, in Microsoft Excel format.

(d)          "Affiliate" means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(e)          "Agreed Rate" means the lesser of (i) the one month London Inter-Bank Offered Rate, as published on Page BBAM of the Bloomberg Financial Markets Information Services on the last Business Day prior to the Effective Date plus two percentage points (LIBOR +2%) and (ii) the maximum rate allowed by applicable Law.

(f)          "Assignment and Bill of Sale" means the Assignment and Bill of Sale in the form attached hereto as Exhibit B.

(g)          "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.

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(h)          "Code" means the United States Internal Revenue Code of 1986, as amended.

(i)          "Effective Date" means October 1, 2012, at 7:00 a.m. CDT.

(j)          "Environmental Laws" means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing, excluding, however, all Laws relating to spacing, density, setbacks, specifications or grades for equipment or materials, well integrity or construction, and the protection of correlative rights in Hydrocarbons.

(k)          "Governmental Authority" means any national government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(l)          "Hydrocarbons" means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(m)          "Laws" means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

(n)          "Material Adverse Effect" means any defect, condition, change, or effect on the ownership, operation, or financial condition of the Assets or Seller that, when taken together with all other such defects, conditions, changes, or effects, significantly diminishes the value, use, ownership, operation, or development of the Assets taken as a whole (whether by Seller, any applicable third Person operator, or otherwise) or materially hinders or impedes the consummation by Seller of the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in economic or political conditions or markets; changes in condition or developments generally applicable to the oil and gas industry; acts of God, including storms; acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller); civil unrest or similar disorder; terrorist acts; and effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 10.

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(o)          "Material Contract" means, to the extent binding on the Assets or Purchaser's ownership thereof after Closing, any Contract, agreement, or other arrangement which is one or more of the following types:

(i)          contracts with any Affiliate of Seller;

(ii)         contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons which are not cancelable without penalty on sixty (60) days prior written notice;

(iii)        contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease;

(iv)        joint operating agreements, unit operating agreements, unit agreements, or other similar agreements (“Operating Agreements”);

(v)         non-competition agreements or any agreements that purport to restrict, limit, or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which, Seller (or Purchaser, as successor in interest to Seller) conducts business, including area of mutual interest agreements;

(vi)        contracts for the gathering, treatment, processing, storage, or transportation of Hydrocarbons;

(vii)       indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements;

(viii)      contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty on sixty (60) days or less notice; or

(ix)         agreements, excluding the Leases and joint operating agreements, that could reasonably be expected to result in (A) aggregate payments by Seller (net to the interest of Seller) of more than Twenty-Five Thousand Dollars ($25,000) or (B) revenues (net to the interest of Seller) of more than Twenty-Five Thousand Dollars ($25,000) during the current or any subsequent calendar year,

(p)          "Person" means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(q)          "Production Tax" means Taxes measured by units of production and severance Taxes, but excluding Property Taxes.

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(r)          "Property Costs" means all operating expenses (including costs of insurance, rentals, shut-in payments, Production Taxes attributable to production of Hydrocarbons from the Assets, but excluding Seller's other Taxes) and capital expenditures (including bonuses, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to:

(i)          claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business);

(ii)         violation of any Law (or private cause or right of action under any Law);

(iii)        environmental damage or liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment under applicable Environmental Law;

(iv)        title and environmental claims (including claims that Leases have terminated);

(v)         claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices;

(vi)        gas balancing and other production balancing obligations;

(vii)       Casualty Loss; and

(viii)      any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.

(s)          "Property Tax" means ad valorem, property, excise, and similar Taxes, excluding, however Production Taxes, sales, use and similar transfer Taxes, and Taxes based upon, measured by, or calculated with respect to (i) net income, profits, capital or similar measures, (ii) multiple bases (including corporate, franchise, business and occupation, business license, or similar Taxes) if one more of the bases on which such Tax is based, measured or calculated is described in subparagraph (i), above, in each case, together with interest, penalties or additions to such Tax.

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(t)          "Tax" means all taxes, including any foreign, federal, state, or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax, and estimated tax, duties, fees, or other charges imposed by a Governmental Authority together with any interest, fine, penalty, or additional amount thereon, and including any obligation to assume or succeed to the tax liability of another Person, whether by Law, contract, or otherwise.

1.3           Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the "Assets" shall not include any rights with respect to any Excluded Assets. "Excluded Assets" means all assets, properties, and business of Seller other than the Assets, including the following:

(a)          the Excluded Records;

(b)          copies of other Records retained by Seller pursuant to Section 12.5;

(c)          Assets excluded from this Agreement pursuant to Sections 11.5(b) or 12.19(c)(ii), if applicable;

(d)          all trademarks and trade names;

(e)          all of Seller's interests in office leases and buildings, other than field offices;

(f)          any Tax refund or loss carry-forward (whether by payment, credit, offset, abatement, or otherwise, and together with any interest thereon) in respect of any Taxes for which Seller is liable for payment under Section 9.1;

(g)          all indemnities and other claims against Persons (other than Seller and/or its Affiliates) for Taxes for which Seller or its Affiliate is liable for payment under Section 9.1;

(h)          costs and revenues associated with all joint interest audits and other audits of Property Costs or Property Taxes to the extent covering periods prior to the Effective Date;

(i)          all futures, options, swaps, and other derivatives;

(j)          all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date, including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, erroneous payments, personal injury, property damages, audit rights, and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date, except to the extent relating to liabilities that Purchaser has assumed or for which it owes an indemnification obligation hereunder;

(k)          all rights, claims, and interests of Seller related to the Assets prior to the Effective Date under any policy or agreement of insurance or indemnity, under any bond, or to any insurance or condemnation proceeds (including all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for periods prior to the Effective Date), except to the extent relating to (i) liabilities that Purchaser has assumed or for which it owes an indemnification obligation hereunder, or (ii) Casualty Losses as provided in Section 11.5;

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(l)          all Hydrocarbons produced from or attributable to the Properties with respect to all periods ending as of the Effective Date;

(m)          all deposits, cash, checks, funds, and accounts receivable and received attributable to the Assets with respect to any period of time prior to the Effective Date;

(n)          any other assets, contracts, or rights which are specifically described on Schedule 1.3;

Article 2

PURCHASE PRICE

2.1           Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be Five Million Three Hundred Thousand Dollars ($5,300,000) (the "Unadjusted Purchase Price"), adjusted as provided in Section 2.2.

2.2           Adjustments to Purchase Price. The Unadjusted Purchase Price shall be adjusted as follows (without duplication):

(a)          Decreased or increased, as appropriate, in accordance with Section 3.8;

(b)          Decreased as a consequence of Assets excluded from the transactions contemplated by this Agreement as set forth in Section 11.5(b) or 12.19(c)(ii), if applicable;

(c)          Decreased by the amount of royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from the Properties or the proceeds thereof to third Persons but held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Purchaser's control at the Closing;

(d)          Decreased (for amounts owed by Seller to any third Person) or increased (for amounts owed by any third Person to Seller) (i) in the case of gaseous Hydrocarbons, on the basis of the Contract price therefor, then multiplied by the amount of the imbalance in MMBtu; (ii) in the case of liquid Hydrocarbons, on the basis of the Contract price therefor, then multiplied by the amount of the imbalance in barrels; or (iii) by an amount agreed to in writing by the Parties.

(e)          Increased by the aggregate amount of merchantable Hydrocarbon inventories from the Properties in storage on the Effective Date and produced for the account of Seller with respect to the Properties prior to the Effective Date, as set forth on Schedule 2.2, multiplied by the Contract price therefor;

(f)          Increased, or decreased, as applicable, by the net amount of all prepaid expenses (including prepaid Production Taxes; bonuses; rentals; cash calls to third Person operators; and scheduled payments), less all third Person cash call payments received by Seller, in each case, to the extent applying to the ownership or operation of the Assets from and including the Effective Date; and

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(g)          Adjusted for proceeds and other income attributable to the Assets and Property Costs attributable to the Assets as follows:

(i)          Decreased by an amount equal to the aggregate amount of the following proceeds received by Seller or any of its affiliates:

(A)         amounts earned from the sale, during the period from and including the Effective Date through and including the Closing Date (the "Adjustment Period"), of Hydrocarbons produced from, or attributable or allocable to, the Properties (net of any Property Costs paid by Seller that are directly incurred with respect to such proceeds or in earning or receiving thereof, and that are not otherwise reimbursed to Seller by a third Person purchaser of production, and excluding the effects of any futures, options, swaps, or other derivatives), and

(B)         other income earned with respect to the Assets during the Adjustment Period (excluding the effects of any futures, options, swaps, or other derivatives); and

(ii)         Increased by an amount equal to the amount of all Property Costs which are incurred in the ownership and operation of the Assets during the Adjustment Period but paid by or on behalf of Seller, except in each case (A) any costs already deducted in the determination of proceeds in Section 2.2(g)(i), and (B) Taxes.

2.3           Post-Closing Allocation of Costs and Revenues.

(a)          After Closing, costs and revenues with respect to the Assets shall be allocated as follows:

(i)          Except to the extent otherwise reflected in an adjustment to the Purchase Price pursuant to Section 2.2, Seller shall remain entitled to all of the rights of ownership (including the right to receive production and proceeds therefrom), and shall remain responsible for all Property Costs and other costs (and refunds and indemnities with respect thereto), in each case, attributable to the Assets for the period of time prior to the Effective Date; and

(ii)         Except to the extent otherwise reflected in an adjustment to the Purchase Price pursuant to Section 2.2, if Closing occurs, Purchaser shall be entitled to all of the rights of ownership (including the right to receive production and proceeds therefrom), and shall be responsible for all Property Costs (and refunds and indemnities with respect thereto) attributable to Assets for the period of time from and after the Effective Date;

(b)          Without duplication of any adjustments made pursuant to Section 2.2(g), should any Party or its affiliates receive after Closing any proceeds or other income to which the other Party is entitled under Section 2.3(a), such Party shall fully disclose, account for, and promptly remit the same to such other Party; and

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(c)          Without duplication of any adjustments made pursuant to Section 2.2(g), should any Party pay after Closing any Property Costs for which the other Party is responsible under Section 2.3(a), such Party shall be reimbursed by the other Party promptly after receipt of such Party's invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

2.4           Procedures.

(a)          For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.2 and Section 2.3, (i) liquid Hydrocarbons shall be deemed to be "from or attributable to" the Properties when they are produced into the tank batteries related to each Well, and (ii) gaseous Hydrocarbons shall be deemed "from or attributable to" the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are gathered or transported from the applicable Property. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings are not available.

(b)          Surface or facility use or sharing fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before the Effective Date, or on or after the Effective Date but prior to the Closing Date. Production Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, prior to, and on or after, the Effective Date.

(c)          After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) under the terms of Section 2.3 or 2.4.

(d)          All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement. "Earned" and "incurred," as used in Sections 2.2 and 2.3, shall be interpreted in accordance with the Accounting Procedures.

Article 3

certain TITLE AND ENVIRONMENTAL MATTERS

3.1           Seller's Title.

(a)          Seller represents and warrants to Purchaser (and no other third parties, including Purchaser’s successors or assigns) that Seller's title to the Properties is (and as of the Closing shall be) Defensible Title, as defined in Section 3.2. This representation and warranty, the provisions of this Article 3, Article 4, and Article 6 (and Article 11 with respect thereto), and the special warranty of title in the Assignment and Bill of Sale provide Purchaser's exclusive remedy with respect to any Title Defects.

(b)          The Assignment and Bill of Sale to be executed and delivered by the Parties at Closing shall be in the form attached as Exhibit B, and shall contain a special warranty of title to the Leases shown on Exhibit A-1 by, through, and under Seller, but not otherwise, subject to the Permitted Encumbrances.

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3.2           Definition of Defensible Title.

(a)          As used in this Agreement, the term "Defensible Title" means that title of Seller which, subject to the Permitted Encumbrances:

(i)          entitles Seller (and will entitle Purchaser, as successor in interest to Seller) to receive (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons), not less than the "net revenue interest" share shown in Exhibit A-2 of all Hydrocarbons produced from a Property throughout the life of the applicable Lease;

(ii)         obligates Seller (and will obligate Purchaser, as successor in interest to Seller) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Property not greater than the "working interest" shown in Exhibit A-2; and

(iii)        is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

(b)          As used in this Agreement, the term "Title Defect" means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in net revenue interest or working interest, that causes a breach of Seller's representation and warranty in Section 3.1, provided, however that any deficiencies in Seller’s title to any of the Post-Closing Properties directly resulting from the Post-Closing Requirements shall not constitute Title Defects with respect to such Assets. As used in this Agreement, the term "Title Benefit" means any right, circumstance, or condition that operates to (i) increase the net revenue interest of Seller (and of Purchaser, as successor in interest to Seller) in any Property above that shown on Exhibit A-2, without causing a greater than proportionate increase in Seller's (and Purchaser's, as successor in interest to Seller) working interest above that shown in Exhibit A-2, or (ii) decrease the working interest of Seller (and of Purchaser, as successor in interest to Seller) in any Property below that shown on Exhibit A-2 without causing a decrease in Seller's (and Purchaser's, as successor in interest to Seller) net revenue interest.

3.3           Definition of Permitted Encumbrances. As used in this Agreement, the term "Permitted Encumbrances" means any or all of the following:

(a)          lessors' royalties and any overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller's (or Purchaser's, as successor in interest to Seller) net revenue interest below that shown in Exhibit A-2 or increase Seller's (or Purchaser's, as successor in interest to Seller) working interest above that shown in Exhibit A-2 without a corresponding and proportionate increase in the net revenue interest;

(b)          all leases, unit agreements, pooling agreements, operating agreements, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, reduce Seller's (or Purchaser's, as successor in interest to Seller) net revenue interest below that shown in Exhibit A-2 or increase Seller's (or Purchaser's, as successor in interest to Seller) working interest above that shown in Exhibit A-2 without a corresponding and proportionate increase in the net revenue interest;

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(c)          rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets;

(d)          third-Person consent requirements and similar restrictions (i) that are not applicable to the sale of the Assets contemplated by this Agreement, (ii) if unconditional waivers or consents acceptable to Purchaser are obtained from the appropriate Persons prior to the Closing Date, or (iii) to the extent relating to Excluded Records or other Excluded Assets;

(e)          liens for Taxes or assessments not yet delinquent or, if delinquent, being contested reasonably and by appropriate actions and for which adequate cash reserves are maintained for the payment thereof in accordance with the Accounting Procedures;

(f)          materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with the Accounting Procedures;

(g)          all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance and if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;

(h)          rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(i)          easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights to use the surface, and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, materially impair the use, ownership, or operation of any Property;

(j)          all rights reserved to, or vested in, any Governmental Authorities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license, or permit issued by any Governmental Authority;

(k)          depth severances or any other change in the working interest or net revenue interest of Seller with depth to the extent that they do not, individually or in the aggregate, reduce Seller's (or Purchaser's, as successor in interest to Seller) net revenue interest below that shown on Exhibit A-2 or increase Seller's (or Purchaser's, as successor in interest to Seller) working interest beyond that shown on Exhibit A-2 without a corresponding and proportionate increase in net revenue interest;

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(l)          lack of a survey of the surface of the Properties, unless a survey is required by Law;

(m)          liens, security interests or other encumbrances which are expressly waived, assumed, bonded, or paid by Purchaser on or prior to Closing or which are discharged by Seller at or prior to Closing;

(n)          the terms of the Oil and Gas Assignments of Lease received by Seller from Geronimo Holding Corporation (“Geronimo”) for the Properties and recorded in the records of the County Clerk’s office of the applicable counties in Texas, New Mexico, and Oklahoma which provide for an extension of an overriding royalty interest in favor of Geronimo in the event of a lease extension or modification, or acquisition of a new lease on the Properties; and

(o)          any other encumbrances, defects, and irregularities affecting any Property which do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the use or ownership of the Assets and which would be accepted or waived by a prudent purchaser of oil and gas properties.

3.4           Allocated Values. Schedule 3.4 sets forth the agreed allocation of the Unadjusted Purchase Price among the Assets. The "Allocated Value" for any Property equals the portion of the Unadjusted Purchase Price that is allocated to such Property on Schedule 3.4, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price under Sections 2.2(c), (d), (e), (f), and (g). The share of each adjustment allocated to a particular Property shall be obtained by allocating that adjustment among the various Properties on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to each such Property on Schedule 3.4. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Notwithstanding anything to the contrary contained herein, neither Party shall be bound by the Allocated Values set forth in this Agreement for Tax purposes.

3.5           Environmental Assessment; Environmental Defects.

(a)          From and after the date of this Agreement, Purchaser shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the "Environmental Consultant"), to conduct, an environmental review of the Properties (the "Environmental Review"). Purchaser shall not be entitled to conduct any sampling, boring, operation of Equipment, or other invasive activity without the prior written consent of Seller and any applicable third Person operator. Seller shall use commercially reasonable efforts to obtain permission from the operator of each Property for Purchaser or the Environmental Consultant to conduct the Environmental Review. Purchaser shall provide copies of any environmental reports generated by the Environmental Consultant to Seller promptly after receipt thereby by Purchaser. Except (i) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Purchaser and Seller and their respective Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the "Environmental Information") strictly confidential, and shall not disclose all or any portion of the Environmental Information to any third Person without the consent of Purchaser or Seller, as applicable, which consent shall not be unreasonably withheld or delayed. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.

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(b)          As used in this Agreement, the term "Environmental Defect" means any condition, matter, obligation, circumstance (in each case, whether or not disclosed to Purchaser prior to the date of this Agreement) with respect to the Assets that constitutes, or arises from, or relates to, a breach of Environmental Law, including a third Person claim alleging a personal injury or Damages relating to the environmental condition of the Assets.

3.6           Notice of Title and Environmental Defects and Benefits; Adjustment.

(a)          To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a defect claim notice or notices to Seller on or before 5:00 p.m. local time in Houston, Texas on a date that is one (1) Business Day before the Target Closing Date (the "Defect Claim Date"). Each such notice shall be in writing and shall include:

(i)          a description of the alleged Title Defect(s);

(ii)         the Property or Properties affected;

(iii)        the Allocated Values of the Property or Properties subject to the alleged Title Defect(s);

(iv)        such supporting documentation as is available to Purchaser and is reasonably necessary for Seller (as well as any attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s); and

(v)         the amount by which Purchaser reasonably believes the Allocated Values of those Properties are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based.

Purchaser shall be deemed to have waived all breaches of Section 3.1 of which Seller has not been given notice on or before the DEFECT Claim Date; provided, however, that an alleged failure to comply with subsections (i) through (v), above shall not cause any such notice to be invalid or any Title Defect to be waived if the defect notice is reasonably sufficient to provide notice to Seller of the existence and general nature of the alleged Title Defect.

(b)          To assert a claim for or with respect to a Title Benefit, Seller shall, as soon as practicable, but in any case on or before the Defect Claim Date, deliver to Purchaser a notice including:

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(i)          a description of the Title Benefit;

(ii)         the Properties affected;

(iii)        the Allocated Values of the Properties subject to such Title Benefit;

(iv)        such supporting documentation as is reasonably necessary for Purchaser (as well as any attorney or examiner hired by Purchaser) to verify the existence of the alleged Title Benefit(s); and

(v)         the amount by which Seller reasonably believes the Allocated Values of those Properties are increased by the Title Benefit, and the computations and information upon which Purchaser's belief is based.

Seller shall be deemed to have waived all Title Benefits of which seller has not given notice on or before the Defect Claim Date; provided, however, that an alleged failure to comply with subsections (i) through (v), above shall not cause any such notice to be invalid or any Title Benefit to be waived if the notice is reasonably sufficient to provide notice to Purchaser of the existence and general nature of the alleged Title Benefit.

(c)          Purchaser may, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects, which notices shall include:

(i)          a description of the Environmental Defect;

(ii)         the Assets affected;

(iii)        such supporting documentation as is reasonably available to Purchaser with respect to the alleged Environmental Defect; and

(iv)        an estimate of the Environmental Defect Amount associated with the alleged Environmental Defect.

subject to the rights of purchaser pursuant to this ARTICLE 3 and ARTICLE 11, purchaser shall be deemed to have assumed, as and to the extent set forth in ARTICLE 11, all environmental defects expressly disclosed (to the extent expressly disclosed) in the report delivered by the environmental consultant (the "Seller environmental reports"), but otherwise shall not assume any environmental defect, liability, loss, or damage (including third person personal injury and other claims) other than as stated in ARTICLE 11.

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3.7           Cure.

(a)          Seller shall have the right, but not the obligation, to attempt, at Seller's sole cost, risk, and expense, to cure, on or before sixty (60) days after the Closing Date, any alleged Title Defects or Environmental Defects of which Seller has been advised by Purchaser pursuant to Section 3.6(a) or 3.6(c) if Seller provides written notice to Purchaser of its intent to cure such alleged Title Defects or Environmental Defects on or before the Closing Date. The election by Seller to cure one or more such alleged Title Defects shall not affect the Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts used to determine the Closing Payment pursuant to Section 3.10(a) or the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution. Seller's election to cure an alleged Title Defect or Environmental Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article 3, including Seller's right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.

(b)          Subject to the determination by the Title Arbitrator or Environmental Arbitrator of the existence or Title Defect Amount or Environmental Defect Amount with respect to a Title Defect or Environmental Defect which Seller has elected to cure, to the extent any such Title Defect or Environmental Defect is cured to the reasonable satisfaction of Purchaser on or before a date that is sixty (60) days after the Closing Date, Purchaser shall promptly pay to Seller the amount (or part thereof, if the applicable Title Defect or Environmental Defect is partially cured) by which the Purchase Price was decreased at Closing.

(c)          Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator on or before ten (10) Business Days after the date described in Section 3.7(a) as the end of the cure period; provided, however, that any prior or concurrent determination by a Title Arbitrator or Environmental Arbitrator with respect to Title Defects or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to cure pursuant to this Section 3.7 shall be binding on the Parties with respect to such Title Defect or Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

3.8           Adjustment for Title Defects and Benefits and Environmental Defects.

(a)          With respect to each Asset affected by Title Defects reported under Section 3.6(a), Seller may elect either (i) to assign such Asset at Closing subject to all uncured Title Defects, and the Purchase Price shall be reduced by an amount (the "Title Defect Amount") equal to the reduction in the Allocated Value for such Property caused by such Title Defects, as determined pursuant to Section 3.9(a); or (ii) to not assign such Asset at Closing in which case the Purchase Price shall be reduced by an amount equal to the Allocated Value for such Property, and the Assets related solely to such Property shall be considered Excluded Assets.

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(b)          With respect to each Asset affected by Environmental Defects reported under Section 3.6(c), Purchaser may elect either (i) for Seller to assign such Asset at Closing subject to all uncured Environmental Defects, and the Purchase Price shall be reduced by an amount (the "Environmental Defect Amount") determined pursuant to Section 3.9(c); or (ii) for Seller not to assign such Asset at Closing in which case the Purchase Price shall be reduced by an amount equal to the Allocated Value for such Property, and the Assets related solely to such Property shall be considered Excluded Assets.

(c)          With respect to each Property affected by Title Benefits reported under Section 3.6(b), the Unadjusted Purchase Price shall be increased by an amount (the "Title Benefit Amount") equal to the increase in the Allocated Value for such Property caused by such Title Benefits, as determined pursuant to Section 3.9(b).

(d)          WITHOUT LIMITING PURCHASER'S RIGHTS AND REMEDIES UNDER THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND BILL OF SALE, ARTICLE 11 (WITH RESPECT TO BREACHES OF THE REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLES 4 AND 6 HEREOF), SECTION 3.8(A) SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO SELLER'S BREACH OF ITS WARRANTY AND REPRESENTATION IN SECTION 3.1. SECTION 3.8(C) SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF SELLER WITH RESPECT TO TITLE BENEFITS. WITHOUT LIMITING PURCHASER'S RIGHTS AND REMEDIES PURSUANT TO ARTICLE 11, SECTION 3.8(A) SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO ENVIRONMENTAL DEFECTS EXPRESSLY DISCLOSED (TO THE EXTENT EXPRESSLY DISCLOSED) IN THE REPORT GENERATED BY THE ENVIRONMENTAL CONSULTANT OR THE SELLER ENVIRONMENTAL REPORTS.

3.9           Calculation of Title Defect Amounts and Title Benefit Amounts.

(a)          The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i)          if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)         if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to unconditionally remove the Title Defect from Seller's (and Purchaser's as successor in interest to Seller) interest in the affected Property;

(iii)        if the Title Defect represents a discrepancy between (A) the net revenue interest for any Property and (B) the net revenue interest stated on Exhibit A-2, then the Title Defect Amount shall be the product of the Allocated Value of such Property multiplied by a fraction, the numerator of which is the decrease in Seller's net revenue interest and the denominator of which is Seller's net revenue interest stated on Exhibit A-2; provided, however, that if the Title Defect does not affect the Property throughout its entire life, the Title Defect Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;

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(iv)        if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), or (iii), above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller's interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation;

(v)         if the Title Defect affects a Property that is not a Well shown on Exhibit A-2 and the loss of such Property will prevent, interfere with, or increase the costs of, the continued operation or production from one or more Properties shown on Exhibit A-2 (a "Defective Support Well"), such Title Defect shall be considered to affect the affected Property and any Defective Support Well, and the Title Defect Amount shall take into account the decrease in the Allocated Value for any applicable Defective Support Well; provided, however, that in such case, any Title Defect Amount shall not exceed an amount which can be shown by Seller to be the reasonable cost of replacing the affected Property or providing an alternative means of support for any Defective Support Well;

(vi)        the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, to the extent such costs or losses generate an adjustment to the Purchase Price; and

(vii)       notwithstanding anything to the contrary in this Article 3:

(A)         an individual claim (or series of related claims) for a Title Defect for which a claim notice is given prior to the Defect Claim Date shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds Twenty-Five Thousand Dollars ($25,000);

(B)         the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C)         there shall be no adjustment to the Purchase Price for Title Defects unless and until the aggregate of all Title Defect Amounts and Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(vii)(A) or Section 3.9(c)(iv)(A), respectively, exceeds two percent (2%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Unadjusted Purchase Price.

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(b)          The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)          if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)         if the Title Benefit represents a discrepancy between (A) the net revenue interest for any Property and (B) the net revenue interest or percentage stated with respect to such Property on Exhibit A-2, the Title Benefit Amount shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit A-2; provided, however, that if the Title Benefit does not affect a Property throughout the entire life of the Property, the Title Benefit Amount determined under this Section 3.9(b)(ii) shall be reduced to take into account the applicable time period only;

(iii)        the Title Benefit Amount shall, in any case, be determined by taking into account the Allocated Value of the Property so affected, the portion of the Property and Seller's (and Purchaser's as successor in interest to Seller) interest therein so affected, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of any affected Property, the values placed upon the Title Benefit by Purchaser and Seller, whether and to what extent the applicable instruments are filed in the applicable county real property records and would constitute constructive notice to third Persons of the existence thereof under applicable Law, and such other factors as are necessary to make a proper evaluation;

(iv)        the Title Benefit Amount with respect to a Title Benefit shall be determined without duplication of any costs or losses included in another Title Benefit Amount or adjustment to the Purchase Price; and

(v)         notwithstanding anything to the contrary in this Article 3:

(A)         an individual claim for a Title Benefit shall only generate an adjustment to the Unadjusted Purchase Price if the Title Benefit Amount with respect thereto exceeds Twenty-Five Thousand Dollars ($25,000); and

(B)         there shall be no adjustment to the Unadjusted Purchase Price for Title Benefits unless and until the aggregate Title Benefit Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(b)(v)(A) exceeds two percent (2%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Unadjusted Purchase Price.

(c)          The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:

(i)          if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;

(ii)         the Environmental Defect Amount shall include the amount required to remove or remediate the Environmental Defect and otherwise rehabilitate or restore the affected Asset, such that it is in compliance with Environmental Laws, together with any fines, penalties, fees, damages, losses, or other amounts due, or alleged to be due, to a third Person with respect to the alleged Environmental Defect and the effect of any applicable limitation on the use or operation of the affected Asset due to the Environmental Defect imposed by a Governmental Authority or due to any remediation or other curative response;

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(iii)        the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price; and

(iv)        notwithstanding anything to the contrary in this Article 3:

(A)         an individual claim for an Environmental Defect shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect thereto exceeds Fifty Thousand Dollars ($25,000); and

there shall be no adjustment to the Purchase Price for Environmental Defects unless and until the aggregate of all Title Defect Amounts and Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(vii)(A) or Section 3.9(c)(iv)(A), respectively, exceeds two percent (2%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Unadjusted Purchase Price.

3.10         Dispute Resolution.

(a)          Seller and Purchaser shall attempt to agree upon all Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts on or before the Closing Date. If Seller and Purchaser are unable to agree by that date, then, for each Property transferred at Closing in accordance with Sections 3.8(a) and 3.8(b), Purchaser's reasonable estimate shall be used to determine the Closing Payment pursuant to Section 8.4(a), and the Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to Section 3.10(b) with respect to Title Defect Amounts and Title Benefit Amounts, and Section 3.10(c) with respect to Environmental Defect Amounts.

(b)          With respect to Title Defect Amounts and Title Benefit Amounts, on or before a date that is ten (10) Business Days following the Closing Date, Seller shall submit all Title Defect Amounts and Title Benefit Amounts in dispute to a title attorney with at least ten (10) years' experience in oil and gas titles in the state of Texas, as selected by mutual agreement of Purchaser and Seller (the "Title Arbitrator"). If Purchaser and Seller have not agreed upon an alternate Person to serve as Title Arbitrator during such ten (10) Business Day period, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day Period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If Seller has not submitted such disputed Title Defect Amounts and Title Benefit Amounts in dispute to the Title Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above, Seller shall be deemed to have waived its dispute of such Title Defect Amounts and Title Benefit Amounts.

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(c)          With respect to Environmental Defect Amounts, on or before a date that is ten (10) Business Days following the Closing Date, Seller shall submit all Environmental Defect Amounts in dispute to a reputable environmental consultant or engineer with at least ten (10) years' experience in corrective environmental action regarding oil and gas properties in the state of Texas, as selected by mutual agreement of Purchaser and Seller (the "Environmental Arbitrator"). If Purchaser and Seller have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day Period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator. The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. If Seller has not submitted such disputed Environmental Defect Amounts in dispute to the Environmental Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above, Seller shall be deemed to have waived its dispute of such Environmental Defect Amounts.

(d)          In each case above, the arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator's or Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his determination, the Title Arbitrator and the Environmental Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as in the opinion of the Title Arbitrator or Environmental Arbitrator, as applicable, are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific disputed Title Defect Amounts, Title Benefit Amounts, or Environmental Defect Amounts, as applicable, submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator or Environmental Arbitrator and Seller shall be responsible for the remaining one-half of the costs and expenses.

3.11         Limitations on Applicability. The representation and warranty in Section 3.1, and Purchaser’s rights to make claims for Environmental Defects expressly disclosed (to the extent expressly disclosed) in the report generated by the Environmental Consultant or the Seller Environmental Reports, shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser's or Seller's rights under Section 3.8 with respect to any Environmental Defect, Title Defect, or Title Benefit claim properly reported on or before the Defect Claim Date..

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Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 4.1 through 4.17, as of each of the date of this Agreement and the Closing Date.

4.1           Seller.

(a)          Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified to conduct business in each state in which the Assets are located.

(b)          Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)          The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)          The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the bylaws (or other governing instruments) of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller, except any matters described in clauses (iii) or (iv) above which would not have a Material Adverse Effect.

(e)          There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Seller, threatened against Seller or any Affiliate thereof (whether by Seller or a third Person). Seller is not entering into this Agreement with actual intent to hinder, delay, or defraud any creditor. Immediately prior to, and immediately subsequent to, the Closing, (i) Seller will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (ii) the amount of cash available to Seller after taking into account all other anticipated uses of funds will, to Seller's knowledge, be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (iii) Seller will have sufficient capital with which to conduct its business.

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4.2           Litigation. (a) There are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending with respect to Seller’s interest in the Assets or, to Seller's knowledge threatened in writing before any Governmental Authority or arbitrator with respect to the Assets or Seller's interest therein, and (b) there are no actions, suits or proceedings pending or threatened in writing, before any Governmental Authority or arbitrator against Seller or any of its Affiliates, which are reasonably likely to impair or delay materially Seller's ability to perform its obligations under this Agreement.

4.3           Taxes and Assessments.

(a)          Each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a "Tax Return") required to be filed by Seller with respect to the Assets has been timely and properly filed, and Seller has timely and properly paid all Taxes that Seller is obligated to pay with respect to the Assets (whether or not such Taxes are reflected on a Tax Return);

(b)          There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

(c)          No Asset is subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law, and any Tax partnership listed on Schedule 4.3 has, or as of Closing shall have, in effect an election under Section 754 of the Code that will apply with respect to the Assets;

(d)          Seller has not received written notice of any pending claim against Seller or its Affiliates (which remains outstanding) from any applicable Governmental Authority for assessment of material Taxes with respect to the Assets, and there are no audits, suits, proceedings, assessments, reassessments, deficiency claims, or other claims relating to any Taxes of Seller with any applicable Governmental Authority; and

(e)          There are no liens for Taxes on any of the Assets other than liens constituting Permitted Encumbrances.

(f)          No Governmental Authority has ever asserted a claim that Seller is subject to Tax in a jurisdiction in which Seller is not filing Tax Returns.

4.4           Compliance with Laws. Except with respect to Environmental Laws, to Seller's knowledge, (a) Seller's ownership and the operation of the Assets is in compliance with all applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect, and (b) all necessary permits, licenses, approvals, consents, certificates, and other authorizations with respect to the ownership and operation of the Assets have been obtained and maintained in full force and effect.

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4.5           Operating Agreements. To Seller’s knowledge, Schedule 4.5 lists all Operating Agreements. Except as indicated on Schedule 4.5, to Seller’s knowledge, prior to the date of this Agreement, Seller has made available to Purchaser (or its representatives) true and complete copies of each Operating Agreement and all amendments or modifications thereto.

4.6           Payments for Production; Imbalances. To Seller’s knowledge, Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller's interest in the Properties at some future time without receiving payment therefor at or after the time of delivery. To Seller’s knowledge, there are no production, transportation, plant, or other imbalances with respect to production from the Properties.

4.7           Consents and Preferential Purchase Rights. Other than the preferential right to purchase contained in that certain Assignment of Oil and Gas Lease dated February 24, 2012 by and between Geronimo Holding Corporation, as Assignor, and the Seller, as Assignee, which was recorded in Glasscock County, Texas on April 10, 2012 at Book 187, Page 44 and which is handled pursuant to Section 12.19 hereof, there are no preferential rights to purchase or consent requirements which may be applicable to the transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied), and consents related to Excluded Records.

4.8           Liability for Brokers' Fees. Purchaser shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller prior to Closing for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

4.9           Wells and Equipment. To Seller’s knowledge:

(a)          all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements (or, with respect to non-producing or undrilled formations and locations, are contemplated to be so drilled and completed or may be so drilled and completed if Seller or the applicable operator obtains amendments, exceptions, or other variances with respect to commingling, field spacing or density Laws which Seller, and to Seller's knowledge, the applicable operator, in good faith expects to obtain);

(b)          no Well is subject to penalties on allowables on or after the Effective Date because of any overproduction or any other violation of Laws; and there are no Wells located on the Assets that (i) Seller is currently obligated by any Laws or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with Laws;

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(c)          except as would not, individually or in the aggregate have a Material Adverse Effect, (i) all currently producing Wells and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion; and recompletion, stimulation, or other operations on, with respect to, or affecting the Properties, and (ii) Seller (or the applicable operator) has all easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance with all applicable Laws; and

(d)          Seller, or an applicable operator, has (and Purchaser, as successor in interest to Seller, will have, if Seller now has) title to the Equipment free and clear of liens, encumbrances, obligations, and defects, other than Permitted Encumbrances.

4.10         Non-Consent Operations. Seller has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller's interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. To Seller’s knowledge, there are no payout balances for any Property which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property.

4.11         Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by Seller or its successor in interest from and after the Effective Date in excess of Twenty-Five Thousand Dollars ($25,000).

4.12         Environmental.

(a)          Seller has received no notice from any applicable Governmental Authority (or operator of a Property) of any condition on or with respect to the Properties which, if true, would constitute violation of, or require remediation under, Environmental Laws;

(b)          to Seller’s knowledge, all permits, licenses, approvals, consents, certificates and other authorizations required by Environmental Laws or by any Governmental Authority or third Person with respect to the ownership or operation of the Assets (the "Environmental Permits") have been properly obtained and have been and are being maintained in full force and effect, and the Assets are being maintained in compliance with the Environmental Permits;

(c)          Seller has neither entered into, nor, to Seller’s knowledge, is Seller (or any Asset) subject to, any Laws, agreements, consents, orders, decrees, judgments, licenses, or permit conditions, or other directives from any Governmental Authority that relate to the future use of any Asset and that require remediation or other change in the present condition of the Properties; and

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(d)          to Seller's knowledge, there has been no escape, discharge, disposal, or other condition or circumstance that, with notice or the passage of time or both, could reasonably be expected to result in a material violation of any Environmental Law, liability or obligation to perform any remediation, removal, response, restoration, abatement, investigation, or monitoring pursuant to Environmental Law.

4.13         Hedges. To Seller’s knowledge, there are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.

4.14         Absence of Certain Changes. Since June 30, 2012, there has not been any (a) reduction or write-down by Seller in the reserves estimated for the Properties, other than reductions and write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties; (b) material destruction, damage, loss, or Casualty Loss to or affecting any Asset; or (c) Material Adverse Effect on or affecting the Properties.

4.15         Records and Information. Seller’s Records have been maintained in the ordinary course of business, consistent with Seller's past practice, and Seller has not intentionally omitted any material information from the Records.

4.16         Leases. To Seller's knowledge, the applicable operator has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to Seller's interest in the Leases, in each case in accordance with the Leases and applicable Law. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Leases, with respect to Leases issued by any Governmental Authority, Seller has received no notice that any Lease accounts are not current or that any payments required thereunder have not been, or by Closing will not be, paid. There are no Leases which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of Seller (other than continued production in paying quantities) on or before a date that is sixty (60) days after the Target Closing Date.

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4.17         Limitations.

(a)          EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS article 4, IN THE ASSIGNMENT AND BILL OF SALE, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(f), SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS PROVIDED TO THE CONTRARY IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS," WITH ALL FAULTS AND DEFECTS.

(b)          Purchaser acknowledges that Equipment and sites included in the Assets may contain naturally occurring radioactive material ("NORM"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM. NORM may have come into contact with various environmental media, including water, soils, or sediment. Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Seller makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM in or on the Properties or Equipment in quantities in compliance with applicable Law and typical for oilfield operations in the areas in which the Assets are located.

(c)          As used in this Agreement, "to the knowledge of Seller", "to Seller's knowledge", or phrases of similar import means to the actual knowledge of Scott Feldhacker (Chief Executive Officer), Richard MacQueen (President), and Scott Mahoney (Chief Financial Officer) after a reasonable inquiry with respect to the matters referenced.

Article 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following, as of each of the date of this Agreement and the Closing Date:

5.1           Existence and Qualification. Purchaser is a limited partnership organized, validly existing and in good standing under the laws of the State of Texas. Purchaser is, or as of Closing shall be, qualified to do business in each state in which the Assets are located.

5.2           Power. Purchaser has the power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

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5.3           Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4           No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (a) violate any provision of the agreement of limited partnership (or other governing instruments) of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser, except any matters described in clauses (b), (c), or (d) above which would not have a material adverse effect on Purchaser or its properties.

5.5           Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by Purchaser will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain conditions set forth in such applicable Law are satisfied).

5.6           Litigation. There are no actions, suits or proceedings pending, or to Purchaser's knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay materially Purchaser's ability to perform its obligations under this Agreement.

5.7           Financing. Purchaser has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Closing Payment to Seller at the Closing.

5.8           Investment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

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5.9           Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transactions contemplated hereby. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

5.10         Liability for Brokers' Fees. Seller shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.

5.11         Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person). Immediately prior to, and immediately subsequent to, the Closing, (a) Purchaser will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (b) the amount of cash available to Purchaser after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) Purchaser will have sufficient capital with which to conduct its business.

Article 6

COVENANTS OF THE PARTIES

6.1           Access. Subject to the limitations expressly set forth in this Agreement, Seller shall provide Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser's sole expense, the Records in Seller's possession for the purpose of conducting a confirmatory review of the Assets, but only to the extent (a) that Seller may do so without violating applicable Laws and (b) Seller has authority to grant such access without breaching any obligation of confidentiality binding on Seller. Seller shall use reasonable efforts (including the assertion of any rights of Seller to information to which Seller is entitled pursuant to an applicable joint operating agreement) to obtain permission for Purchaser to gain access to Properties operated by third Persons and the records and files of such third Persons to inspect the condition of such Properties, records, and files. Such access by Purchaser shall be limited to Seller's normal business hours (or the periods of time agreed to by any third Person operator of a property, as applicable), and Purchaser's investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable third Person operator. Subject to the agreement and consent of any applicable third Person operator, Purchaser shall be entitled to conduct an environmental assessment, and may conduct visual inspections, record reviews, and interviews relating to the Properties, including their condition and compliance with Environmental Laws.

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6.2           Press Releases. Neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent, in each case, may be withheld for any reason or no reason; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or (ii) to Governmental Authorities and third Persons holding rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights. Seller and Purchaser shall each be liable for the compliance of its respective Affiliates with the terms of this Section. The Parties agree that neither Purchaser nor Seller will have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.2. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of this Section 6.2. Each Party shall be responsible for the compliance of its Affiliates with this Section 6.2.

6.3           Operation of Business. Until the Closing, Seller shall operate its business with respect to the Assets in the ordinary course, and, without limiting the generality of the foregoing, shall:

(a)          not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business which, in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets and (ii) other sales and dispositions of Assets (other than Properties) individually not exceeding Twenty-Five Thousand Dollars ($25,000);

(b)          produce Hydrocarbons from the Properties consistent with past practices, subject to the terms of the applicable Leases and Contracts, applicable Laws, and requirements of Governmental Authorities and interruptions resulting from force majeure, mechanical breakdown, and planned maintenance;

(c)          not terminate, materially amend, execute, or extend any Material Contract other than the execution or extension of a Contract for the sale or exchange of oil, gas and/or other Hydrocarbons terminable without penalty on sixty (60) days or shorter notice;

(d)          maintain insurance coverage on the Assets in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement;

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(e)          use reasonable efforts to maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller or any third Person proposes to relinquish or release any such Leases or allow any such Leases to terminate;

(f)          not grant or create any preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets, except in connection with the renewal or extension of Leases after the Effective Date if granting such right or requirement is a condition of such renewal or extension;

(g)          not incur any indebtedness or take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or otherwise allow a lien to attached to or encumber the Assets or any thereof; and

(h)          maintain all material governmental permits and approvals affecting the Assets.

Requests for approval of any action restricted by this Section 6.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Texian Oil – I, LP

8901 Gaylord Drive, Suite 230

Houston, TX 77024

Attention: Myron Boots

Telephone: (713) 398-3993

Purchaser's approval of any action restricted by this Section 6.3 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days of Seller's notice to Purchaser in accordance with this Section 6.3 requesting such consent, unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.3, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Seller may own undivided interests in certain of the Assets, and Purchaser agrees that the acts or omissions of third Persons (including any applicable operator) who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 6.3, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller (and any applicable Affiliate) has voted its interests in a manner consistent with the provisions of this Section 6.3.

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6.4           Indemnity Regarding Access. Purchaser's access to the Assets and its (and its Affiliates' and representatives') examinations and inspections, pursuant to this Agreement or otherwise, shall be at Purchaser's sole risk, cost, and expense, and Purchaser waives and releases all claims against Seller, its Affiliates, and its and their respective partners, members, officers, directors, employees, attorneys, contactors, agents, or other representatives, arising in any way therefrom, or in any way connected therewith, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. Purchaser agrees to indemnify, defend and hold harmless Seller and its Affiliates, the other owners of interests in the Properties, and all such Persons' directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys' fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON.

6.5           Hedges. At or prior to Closing, Seller shall eliminate all futures, options, swaps, or other derivatives that it has (if any) with respect to the sale of production from the Assets that are currently binding on the Assets or will be binding on the Assets after Closing.

6.6           Enforcement of Third Party Provisions. To the extent pertaining to the Assets and the period of time from and after the Effective Date, Seller shall, at Purchaser's request, use reasonable efforts to enforce, for the benefit of Purchaser, at Purchaser's cost and expense, all of Seller's rights against third Persons under any warranties, guarantees, or indemnities given by such third Persons.

6.7           Confidentiality. Purchaser acknowledges that, as a result of its access to the Records and the Assets, confidential information of Seller may be disclosed to Purchaser. Purchaser may disclose such information to its officers, employees, agents, representatives, consultants, and advisors who need to know such information for the purpose of aiding Purchaser in the transactions contemplated hereby or matters relating thereto; provided, however, that, subject to the remainder of this Section 6.7, Purchaser agrees to maintain (and to cause its Affiliates, and its and their respective directors, officers, employees, agents, representatives, consultants, and advisors, to maintain) all information made available to it pursuant to this Agreement confidential, except to the extent such information (a) is or becomes generally available to the public other than as a result of a breach by Purchaser of this Section 6.7, (b) was (or becomes) available to Purchaser (or its Affiliates, and its and their respective directors, officers, employees, agents, representatives, consultants, and advisors) on a non-confidential basis prior to its disclosure to Purchaser; (c) is included in the Assets transferred to Purchaser at Closing, or (d) is required, by deposition, interrogatories, requests for information or documents in legal or regulatory proceedings, subpoena, civil investigative demand or other similar process or Law to be disclosed (provided that Purchaser shall, if not prohibited by Law, provide Seller with prompt written notice of any such request or requirement so Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.7).

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6.8           Governmental Reviews. Prior to Closing, Seller and Purchaser shall, (a) as soon as is reasonably practicable after the date of this Agreement, make (or cause their Affiliates to make) all required filings, including (if applicable) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) promptly after the request of the other Party, provide such information as the other Party may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.

6.9           Further Assurances. After Closing, Seller and Purchaser each agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.10         Transitional Accounting Services. For a period of two (2) months following the Closing Date, Seller will cooperate with Purchaser to reconcile accounts payable and receivable with respect to the Assets.

6.11         Material Contacts. From and after Closing, Seller shall use commercially reasonable efforts to make available to Purchaser (or its representatives) true and complete copies of each Material Contract and all amendments or modifications thereto.

Article 7

CONDITIONS TO CLOSING

7.1           Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a)          The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date);

(b)          Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)          On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover Damages from Seller or any Affiliate of Seller resulting therefrom;

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(d)          The net sum of all adjustments to the Purchase Price pursuant to Sections 2.2(a) and (b) shall be less than ten percent (10%) of the Unadjusted Purchase Price; and

(e)          If required pursuant to the terms of Section 12.19(a), the Purchaser, Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.2           Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)          The representations and warranties of Seller set forth in Article 4 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for inaccuracies which would not, in the aggregate, cause a Material Adverse Effect;

(b)          Seller shall have performed and observed, in all material respects (and in all respects, in the case of covenants qualified by materiality or Material Adverse Effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)          On the Closing Date, no injunction, order or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d)          The net sum of all adjustments to the Purchase Price pursuant to Sections 2.2(a) and (b) shall be less than ten percent (10%) of the Unadjusted Purchase Price; and

(e)          If required pursuant to the terms of Section 12.19(a), the Purchaser, Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Article 8

CLOSING

8.1           Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the "Closing") shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Purchaser, at 10:00 a.m., local time, on November 20, 2012 (the "Target Closing Date"), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs is referred to herein as the "Closing Date."

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8.2           Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)          counterparts of the Assignment and Bill of Sale, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(b)          assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Seller, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;

(c)          executed certificates described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller (or its owners, as appropriate) is not a foreign person within the meaning of the Code;

(d)          a certificate of good standing from the Secretary of State of the State of Nevada certifying the good standing of Seller in the State of Nevada;

(e)          letters-in-lieu of transfer or division orders executed by Seller relating to the Assets to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Purchaser;

(f)          a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(g)          a certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing, (i) attaching and certifying on behalf of Seller complete and correct copies of the resolutions or unanimous consent of the Board of Directors, managers, partners, or other equivalent governing body of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(h)          where notices of approval, consent, or waiver are received by Seller pursuant to a filing or application under Section 6.8, copies of those notices of approval;

(i)          any other forms required by any Governmental Authority relating to the assignments of the Assets and relating to the assumption of operations by Purchaser, where applicable;

(j)          releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assets (or any thereof); and

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(k)          all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

8.3           Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)          a wire transfer of the Closing Payment in same-day funds;

(b)          counterparts of the Assignment and Bill of Sale, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(c)          assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Purchaser, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;

(d)          a certificate by the Manager of Brock Capital Group, LLC (the “General Partner”), in its capacity as the sole general partner of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(e)          a certificate duly executed by the General Partner, in its capacity as the sole general partner of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of the written consent of the Members or other equivalent governing body of the General Partner authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying the incumbency of each Member of the General Partner, in its capacity as the sole general partner of Purchaser, executing this Agreement or any document delivered in connection with the Closing; and

(f)          all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

8.4           Closing Payment and Post-Closing Purchase Price Adjustments.

(a)          Not later than one (1) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a preliminary settlement statement estimating the Purchase Price for the Assets and all adjustments set forth in Section 2.2 and Section 12.19. Except to the extent set forth to the contrary in Section 3.10(a), the estimate delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be payable by Purchaser to Seller at the Closing (the "Closing Payment").

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(b)          As soon as reasonably practicable after the Closing but not later than the one hundred and twentieth (120th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 2.2, based on the most recent actual figures for each adjustment. Seller shall include in such notice such reasonable documentation as is in Seller's possession to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Seller, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared. If Purchaser does not deliver such report to Seller on or before the end of such thirty (30) day period (or, if Seller proposes any changes to such statement, thirty (30) days from the date Seller delivers written notice thereof to Purchaser), Purchaser shall be deemed to have agreed with Seller's statement, and such statement shall become binding upon the Parties. The Parties shall undertake to agree on the final statement of the Purchase Price no later than sixty (60) days after delivery of Seller's statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to the Houston, Texas office of Hein & Associates LLP, or, if such Person is not able or willing to serve, a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the "Accounting Arbitrator"), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Accounting Arbitrator's determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the expiration of Purchaser's thirty (30) day review period (including any extensions provided for above) without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, (x) Purchaser shall pay to Seller the amount by which the Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 8.4 shall bear interest from the Closing Date to the date of payment at the Agreed Rate (without duplication of any interest at the Agreed Rate otherwise provided for in this Agreement on any such amount).

(c)          Purchaser shall assist Seller in preparation of the final statement of the Purchase Price under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Seller to facilitate such process post-Closing.

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(d)          All payments made or to be made under this Agreement to Seller or Purchaser shall be made by electronic transfer of immediately available funds to Seller or Purchaser, as applicable, or to such other bank and account as may be specified by Seller or Purchaser in writing.

Article 9

TAX MATTERS

9.1           Tax Returns; Proration of Taxes.

(a)          Except with respect to Production Taxes and Property Taxes, or as provided otherwise in this Agreement:

(i)          for any Tax period or the portion of any Tax period ending on or before the Closing Date, Seller shall be responsible for preparing and timely filing all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Assets;

(ii)         for any Tax period or portion of any Tax period beginning after the Closing Date, Purchaser shall be responsible for preparing and the timely filing of all Tax Returns required by applicable Law to be filed and for the payment of all Taxes levied or imposed that are attributable to the Assets; and

(iii)        control of any legal or administrative proceedings concerning any Taxes with respect to the Assets, and entitlement to any refunds or awards concerning any such Taxes with respect to such Assets, shall rest with the Party responsible for payment therefor under this Section 9.1.

(b)          With respect to Property Taxes,

(i)          any Property Taxes assessed on any of the Assets for a Tax period that begins before and ends after the Closing Date (a "Straddle Period"), liability for such Property Taxes shall be prorated on a daily basis between Purchaser and Seller, with Seller being liable for the portion of such Property Taxes equal to the product of (A) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (B) a fraction, the numerator of which is the number of days in the Straddle Period ending prior to the Effective Date and the denominator of which is the total number of days in the Straddle Period, and with Purchaser being liable for the remainder of such Property Taxes;

(ii)         after the Closing, the Party (the "Paying Party") receiving a Property Tax bill or notice applicable to the Assets for a Straddle Period shall promptly notify the other Party or Parties that may be responsible for a portion of such Property Taxes pursuant to this Section 9.1(b)(ii) (the "Reimbursing Party") in writing, and the Paying Party shall pay such Property Tax bill prior to the last day such Property Taxes may be paid without penalty or interest. Upon receipt of the written notice from the Paying Party, which shall include appropriate supporting documentation, the Reimbursing Party shall promptly pay the Paying Party any amount equal to the portion of the Taxes for which the Reimbursing Party is liable under this Agreement. The Parties shall reasonably cooperate with each other after Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any Governmental Authority with respect to a Straddle Period; and

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(iii)        If any Party receives a refund of any Property Taxes with respect to the Assets that is attributable to a Straddle Period, the Party receiving such refund, whether received in cash, or as a credit against another state and/or local Tax, shall, within thirty (30) days after the receipt of such refund, pay to the other Party who was responsible for a portion of such Property Taxes an amount equal to the product of (A) the amount of the refund, multiplied by (B) a fraction, the numerator of which is the number of days in the Straddle Period that such other Party was responsible for such Property Taxes and the denominator of which is the total number of days in the Straddle Period.

(c)          Notwithstanding anything to the contrary in this Agreement, Production Taxes levied or imposed on or before the Closing Date, shall not be subject to this Section 9.1 and responsibility therefor and payment thereof shall be exclusively addressed by Sections 2.2 and 2.3 and Article 12.

9.2           Access to Information.

(a)          From and after Closing, Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Seller (including work papers and correspondence with any Governmental Authority, but excluding work product of and attorney-client communications with Seller's legal counsel and personnel files), and shall afford Purchaser (or its designees) the right (at Purchaser's sole expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with any Governmental Authority, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b)          From and after the Closing Date, Purchaser shall grant to Seller (or Seller's designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of Purchaser (including work papers and correspondence with Governmental Authorities, but excluding work product of and attorney-client communications with any of Purchaser's legal counsel and personnel files), and shall afford Seller (or Seller's designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or Seller's designees) to prepare Tax Returns, to conduct negotiations with Governmental Authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c)          In the case of any Taxes with respect to the Assets for which the other Party may be liable hereunder, each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns or to any Tax claims, audits or other proceedings until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

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(d)          At Seller's request, Purchaser shall provide reasonable access to Purchaser's and its Affiliates' personnel who have knowledge of the information described in this Section 9.2.

9.3           Conflict and Survival. In the event of a conflict between the provisions of this Article 9 and any other provision of this Agreement, except Section 11.3 hereof, this Article 9 shall control.

Article 10

TERMINATION

10.1         Termination. This Agreement may be terminated at any time prior to Closing: (a) by the mutual prior written consent of Seller and Purchaser or (b) by either Seller or Purchaser if the Closing has not occurred on or before 5:00 pm local time in Houston, Texas on November 27, 2012; provided, however, that, no Party shall be entitled to terminate this Agreement under Section 10.1(b) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder or such Party is in breach of its representations and warranties set forth in this Agreement.

10.2         Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, neither Party nor its Affiliates shall have any liability to the other Party or its Affiliates as a result of such termination, whether in contract, equity, Law or otherwise, and this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, this Article 10, Sections 4.8, 5.8, 5.9, 5.10, 6.2, 6.4, 12.2, 12.4, 12.6, 12.7, 12.8, 12.9, 12.11, 12.13, 12.14, 12.17, and 12.18, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1(b) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.

Article 11

INDEMNIFICATION; LIMITATIONS

11.1         Assumed Obligations. Without limiting Purchaser's rights to indemnity under this Article 11 (including rights related to breaches of Seller's express representations, warranties, covenants, and agreements set forth in this Agreement), on the Closing Date Purchaser shall assume, and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the following with respect to the Assets (the "Assumed Obligations"):

(a)          Subject to the remainder of this Section 11.1, all of the obligations, liabilities, and duties relating to, or with respect to, the ownership and operation of the Assets that are attributable to periods of time from and after the Effective Date, whether known or unknown;

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(b)          Subject to the adjustments to the Purchase Price set forth in Section 2.2(d), and the representation and warranty set forth in Section 4.6, all obligations and liabilities arising from or in connection with any imbalance, including production, pipeline, storage, or processing imbalances attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Date;

(c)          Obligations for plugging and abandonment of the Wells and dismantlement or abandonment of all structures and Equipment included in the Assets and restoration of the surface covered by the Leases and Units in accordance with applicable Laws;

(d)          Subject to the terms of Article 3, Article 4, Article 6, and the special warranty of title in the Assignment and Bill of Sale, all Damages and obligations arising from, or relating to, Title Defects, whether arising or relating to periods of time before, on, or after the Effective Date;

(e)          All obligations that are the responsibility of Purchaser under Sections 2.2 and 2.3;

(f)          Environmental Defects that are expressly disclosed (to the extent expressly disclosed) in the report delivered by the Environmental Consultant or in the Seller Environmental Reports.

11.2         Retained Obligations. Except for the Assumed Obligations as set forth in Section 11.1, Purchaser shall not assume or otherwise become liable for any liabilities, Damages, duties or other obligations of Seller, whether or not relating to the Assets, whether absolute, contingent, or otherwise, whether known or unknown, accrued or unaccrued, and regardless of whether such liability, Damage, duty, or other obligation was disclosed to Purchaser, (collectively, the "Retained Obligations"), including any liabilities, Damages, duties, or obligations that:

(a)          relate to the ownership or operation of the Assets prior to the Effective Date (other than matters described in Section 11.1(f)), including any third Person Claims with respect to matters described in Section 11.1(f) which Claims are not expressly disclosed in the report delivered by the Environmental Consultant or in the Seller Environmental Reports;

(b)          are attributable to, or arise out of, the Excluded Assets;

(c)          are required to be borne by Seller under Sections 2.2 and 2.3;

(d)          are Tax obligations retained by Seller pursuant to Article 9; or

(e)          are caused by, arise out of, or result from off-site disposal of any substance defined or regulated as a "pollutant," "hazardous waste," or "hazardous substance" under any Environmental Law, to the extent that such disposal occurred prior to the Closing Date.

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11.3         Indemnification.

(a)          From and after Closing, Purchaser shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective officers, directors, managers, partners, employees, and agents (the "Seller Group") from and against all Damages incurred or suffered by Seller Group:

(i)          caused by, arising out of, or resulting from, the Assumed Obligations;

(ii)         caused by, arising out of, or resulting from Purchaser's breach of any of Purchaser's covenants or agreements contained in Article 6, or

(iii)        caused by, arising out of, or resulting from any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(d), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee or third Person, and whether or not caused by a pre-existing condition, but excluding the gross negligence or willful misconduct of any indemnified person, and further excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 11.3(b).

(b)          From and after Closing, Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates and its and their respective officers, directors, employees, and agents ("Purchaser Group") from and against all Damages incurred or suffered by Purchaser Group:

(i)          caused by or arising out of, or resulting from, the Retained Obligations;

(ii)         caused by, arising out of, or resulting from, Seller's breach of any of Seller's covenants or agreements contained in Article 6; or

(iii)        caused by, arising out of, or resulting from, any breach of any representation or warranty made by Seller contained in Article 4 of this Agreement, or in the certificates delivered at Closing pursuant to Section 8.2(f), even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, invitee, or third Person, and whether or not caused by a pre-existing condition, but excluding the gross negligence or willful misconduct of any indemnified person.

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(c)          Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller's and Purchaser's sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in Article 4, Article 5, Article 6 (excluding Section 6.4, which shall be separately enforceable by Seller pursuant to whatever rights and remedies are available to it outside of this Article 11), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 8.2(f) and 8.3(d), as applicable, is set forth in this Section 11.3. The Parties shall have all other remedies at law or in equity for breaches for all provisions of this Agreement, except as set forth above.

(d)          The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price.

11.4         Indemnification Actions. All claims for indemnification under Section 11.3 shall be asserted and resolved as follows:

(a)          For purposes of this Article 11, the term "Indemnifying Person" when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term "Indemnified Person" when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including, for the avoidance of doubt, those Persons identified in Section 11.4(h)).

(b)          To make a claim for indemnification under Section 11.3, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 11.3, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached and the reasonably specific details of, and specific basis for, such asserted inaccuracy or breach.

(c)          In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

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(d)          If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person's liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)          If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)          If a Party would be required to defend a Claim as provided in this Section 11.4, which Claim is unliquidated in amount, but for the assertion that the other Party would not be entitled to indemnification for any liability, loss, cost, expense, claim, award, judgment, or other Damages incurred or suffered by such Party due solely to the limitations set forth in Section 11.6(c) with respect to the amount of such Claim, such Party shall nevertheless have the right and obligation to defend against such Claim as set forth in Section 11.4(d), subject to the indemnification obligations of such Party set forth in this Article 11; provided, however, that if, upon final, non-appealable liquidation of the amount of such Claim, the Party defending such Claim pursuant to this Section 11.4(f) would not have had the obligation to defend such Claim under Section 11.6(c) due solely to the limitations set forth in Section 11.6(c) with respect to the amount of such Claim, the Party defending such Claim shall be entitled to reimbursement of all reasonable costs and expenses incurred with respect to the defense of such Claim.

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(g)          In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to have disputed the claim for indemnification hereunder.

(h)          Any claim for indemnity under Section 11.3 by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of Section 11.3 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.4(h). Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.4 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4.

11.5         Casualty and Condemnation.

(a)          Subject to Section 7.2(d), if, after the date of this Agreement but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a "Casualty Loss"), this Agreement shall remain in full force and effect, and Purchaser shall nevertheless be required to close.

(b)          In the event of a Casualty Loss, at the election of Purchaser, (i) Seller shall cause the Assets affected by any Casualty Loss to be repaired or restored, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), and indemnify Purchaser through a document reasonably acceptable to Seller and Purchaser against any Damages or other costs, expenses, or obligations that Purchaser incurs with respect to the Assets subject to the Casualty Loss (and in each case, Seller shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss or taking except to the extent the Parties otherwise agree in writing), or, (ii) the affected Assets shall be deleted from this Agreement and all exhibits and schedules hereto and shall constitute Excluded Assets, and the Purchase Price shall be decreased by the Allocated Value thereof.

11.6         Limitation on Actions.

(a)          The representations and warranties of Seller in Article 4 (excluding Sections 4.1, 4.3, and 4.8), the representations and warranties of Purchaser in Article 5 (excluding Sections 5.1, 5.2, 5.3, 5.4, and 5.10) and the covenants and agreements of the Parties in Article 6, (excluding Sections 6.4, 6.5, 6.6, 6.7, 6.8, and 6.9), and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(f) and 8.3(d), as applicable, shall survive the Closing for a period of one (1) year. The representations and warranties of Seller set forth in Section 4.3 shall survive the Closing for the applicable statute of limitations period (including any extensions thereof). The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

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(b)          The indemnities in Sections 11.3(a)(ii), 11.3(a)(iii), 11.3(b)(ii), and 11.3(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnity in Section 11.3(b)(i) shall survive the Closing for a period of one (1) year with respect to 11.2(a), and without time limit with respect to Sections 11.2(b), 11.2(c), 11.2(d), and 11.2(e). The indemnity in Sections 11.3(a)(i) shall survive the Closing without time limit.

(c)          No Party shall have any liability for any indemnification under Section 11.3 for an individual matter until and unless the amount of the liability for Damages with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Section 11.3 exceeds Twenty-Five Thousand Dollars ($25,000) (the "Individual Indemnity Threshold"). Without limiting the foregoing, no Party shall have any liability for any indemnification under Section 11.3 until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by the other Party, (ii) with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Section 11.3, and (iii) which exceed the Individual Indemnity Threshold exceeds two percent (2%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the Unadjusted Purchase Price; provided, however, that this Section 11.6(c) shall not limit indemnification for the Retained Obligations (other than the Retained Obligation set forth in Section 11.2(a)) or breaches of Seller's covenants in Sections 6.5 or 6.6 or the special warranty of title in the Assignment and Bill of Sale, Purchaser's covenant in Section 6.7, the covenant of the Parties in Sections  6.2, 6.8, and 6.9; and provided, further, that, for the purposes of this Article 11, any representation, warranty, or covenant set forth in this Agreement which is qualified by materiality or Material Adverse Effect shall be deemed not to be so qualified.

(d)          Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser under this Article 11 for aggregate Damages in excess of twenty-five percent (25%) of the Unadjusted Purchase Price; provided, however, that this Section 11.6(d) shall not limit indemnification for the Retained Obligations (other than the Retained Obligation set forth in Section 11.2(a)), breach of the covenants in Sections 6.2, 6.5, 6.8, or 6.9 or Seller's obligations under the special warranty of title in the Assignment and Bill of Sale.

(e)          The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

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(f)          As used in this Agreement, the term "Damages" means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that "Damages" shall not include any adjustment for Taxes that may be assessed on payments under this Article 11 or for Tax benefits received by the Indemnified Person as a consequence of any Damages. Notwithstanding the foregoing, neither Purchaser nor Seller shall be entitled to indemnification under this Article 11 for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.

Article 12

MISCELLANEOUS

12.1         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

12.2         Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

If to Seller:                         American Standard Energy, Corp.

4800 North Scottsdale Rd., Suite 1400

Scottsdale, AZ 85251

Attention: Scott Feldhacker

Telephone: (480) 371-1929

If to Purchaser:                  Texian Oil – I, LP

8901 Gaylord Drive, Suite 230

Houston, TX 77024

Attention: Myron Boots

Telephone: (713) 398-3993

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With a copy to Brock Capital Group LLC

8901 Gaylord Drive, Suite 230

Houston, TX 77024

Attention: David Hollon

Telephone: (832) 487-0003

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

12.3         Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Notwithstanding anything to the contrary in Article 9, Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Should Seller or any Affiliate of Seller pay any amount for which Purchaser is liable under this Section 12.3, Purchaser shall, promptly following receipt of Seller's invoice, describing the amount in reasonable detail, reimburse the amount paid. If such transfers are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser shall timely furnish to Seller such certificate or evidence.

12.4         Expenses. Except as provided in Section 11.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

12.5         Records.

(a)          As soon as practicable, but in no event later than thirty (30) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the original Records that are in the possession of Seller or its affiliates, subject to Section 12.5(b).

(b)          Seller may retain the originals of those Records relating to Tax and accounting matters with respect to periods of time prior to the Effective Date.

(c)          Without limiting the foregoing, all well files and lease files, revenue, JIB, and division order files and decks, and related name and address files shall be delivered to Purchaser in Microsoft Excel format, to the extent possible.

12.6         Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

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12.7         Dispute Resolution; Jury Trial Waiver. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with title matters pursuant to Section 3.10, or the determination of Purchase Price adjustments pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Western District of Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

12.8         Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

12.9         Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.10         Assignment. No Party shall assign (including by change of control, merger, consolidation, or stock purchase) or otherwise transfer all or any part of this Agreement to any third Person other than an Affiliate, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase) to any third Person other than an Affiliate, without the prior written consent of the other Party (such consent to not be unreasonably withheld) and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, Purchaser may, by providing written notice to Seller, but without Seller's consent, assign its rights and delegate its duties hereunder in whole (but not in part) to a wholly-owned Affiliate of Purchaser. Nothing herein shall restrict Seller’s parent from effecting a merger, sale, or consolidation without the consent of Purchaser.

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12.11         Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, or agreement of the other Party or its representatives other than those expressly contained in this Agreement.

12.12         Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

12.13         No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.4 and Section 11.4(h).

12.14         Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

12.15         Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

12.16         References. In this Agreement: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to "$" or "dollars" means United States Dollars; and (g) "include" and "including" mean include or including without limiting the generality of the description preceding such term.

12.17         Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

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12.18         Limitation on Damages. Notwithstanding anything to the contrary contained herein, neither Purchaser nor Seller, nor any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties).

12.19         Escrow Account for certain Post-Closing Requirements:

(a)          Unless all of the Post-Closing Requirements (as defined below) are satisfied prior to or simultaneously with Closing, then on or prior to the Closing Date, the Parties shall establish an interest-bearing escrow account with the Austin, Texas branch of Horizon Bank, or, if such Person is unwilling or unable to serve, another financial institution reasonably satisfactory to Purchaser and Seller (the "Escrow Agent"). Unless all of the Post-Closing Requirements (as defined below) are satisfied prior to or simultaneously with Closing, then at Closing, (i) Purchaser shall deliver an amount (the "Escrow Amount") equal to the applicable portion of the Allocated Values associated with the Assets identified on Exhibit A-3 as the “Escrow Amount” (each property on Exhibit A-3, a “Post-Closing Property” and collectively the “Post-Closing Properties”) to the Escrow Agent to be held, invested, and disbursed in accordance with this Agreement and an escrow agreement (the “Escrow Agreement”), dated on or before the Closing Date to be entered into among Seller, Purchaser, and Escrow Agent and (ii) the Closing Payment shall be decreased by the amount of the Escrow Amount.

(b)          The Escrow Amount, together with any interest or income thereon, shall be maintained in the Escrow Account until distributed pursuant to the terms of Section 12.19(c).

(c)          The portion of the Escrow Amount attributable to each Post-Closing Property shall be held in the Escrow Account until, the earlier of:

(i)          the Post-Closing Requirement (as defined Section 12.19(d) below) applicable to such Post-Closing Property has been satisfied in accordance with Section 12.19(d), in which case such portion of the Escrow Amount shall be distributed to the Seller, or

(ii)         the expiration of ninety (90) days after the Closing Date (the "Post-Closing Period"), in which case: (a) Purchaser shall re-convey any Post-Closing Properties which remain subject to un-satisfied Post-Closing Requirements at such time, effective as of the Effective Date, to the Seller using the form of Assignment and Bill of Sale executed at Closing to convey such Properties to Purchaser (with only corresponding adjustments to reflect such re-conveyance) and, if applicable, the Seller shall, contemporaneously with such re-conveyance, refund to the Purchaser the corresponding amount of the Closing Payment attributable to such Post-Closing Properties, which amount shall be adjusted for any applicable adjustments corresponding to those provided under Section 2.2 in order to give effect to such re-conveyance and (b), upon such re-conveyance, the portion of the Escrow Amount associated with the re-conveyed Post-Closing Properties shall be promptly distributed to the Purchaser. Any Post-Closing Properties re-conveyed to Seller pursuant to this Section 12.19(c)(ii) shall thereafter constitute Excluded Assets and no longer be subject to this Agreement.

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(d)          In order to be entitled to a distribution of the portion of the Escrow Amount attributable to each group of Post-Closing Properties (as noted on Exhibit A-3) provided under Section 12.19(c)(i), Seller shall provide the Escrow Agent with evidence of the execution and delivery of the following documentation with respect to each such group of Post-Closing Properties (the execution and delivery of each document noted below, a “Post-Closing Requirement”):

(i)          TCG Assets.          Seller shall have either (a) obtained a waiver executed by Geronimo Holding Corporation, in form and substance identical to the letter attached as Schedule 12.19(d)(i)(a), of the preferential right to purchase contained in that certain Assignment of Oil and Gas Lease dated February 24, 2012 by and between Geronimo Holding Corporation, as Assignor, and the Seller, as Assignee, which was recorded in Glasscock County, Texas on April 10, 2012 at Book 187, Page 44 or (b) executed a certification, in form and substance identical to the letter attached as Schedule 12.19(d)(i)(b).

(ii)         Booger Bear “A” Assets.         Seller shall have obtained an amendment to assignment executed by Geronimo Holding Corporation, in form and substance identical to the letter attached as Schedule 12.19(d)(ii).

(iii)        Bell C Assets.          Seller shall have obtained an amendment to assignment executed by Geronimo Holding Corporation, in form and substance identical to the letter attached as Schedule 12.19(d)(iii).

(e)          Each of the Parties may deliver written notice to the Escrow Agent of any amounts that it is entitled to pursuant to this Section 12.19. The delivery of any such notice, and any claim against the Escrow Amount (or any interest or income thereon) provided for in this Section 12.19 shall not constitute an election of remedies hereunder and shall not limit either of the Parties in any manner in the enforcement of other remedies to which it may be entitled hereunder or under applicable Law.

(f)          No amount shall be distributed by the Escrow Agent from the Escrow Amount except upon receipt by Escrow Agent of (a), in the case of a distribution to the Seller, a certificate signed by Seller and supporting documentation evidencing the execution and delivery of the document required under the relevant Post-Closing Requirement as specified under Section 12.19(c); (b), in the case of a distribution to Purchaser, a certificate signed by Purchaser and supporting documentation evidencing the execution and delivery of an assignment re-conveying the relevant Post-Closing Properties as provided under 12.19(c)(ii); or (c) pursuant to an order of a court or arbitrator having jurisdiction. Each of Seller and Purchaser agrees to execute such certificates and request any such distributions only in the circumstances described in this this Section 12.19.

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(g)          The costs of the Escrow Agent shall, to the extent not paid out of interest or income on or attributable to the Escrow Amount, be borne (and promptly paid) by Purchaser.

(h)          The Parties shall treat, for Tax purposes, any amounts paid to Purchaser pursuant to Section 12.19(c)(ii) as an adjustment to the Purchase Price.

12.20         WAIVER OF TEXAS DECEPTIVE PRACTICES ACT. PURCHASER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER 3, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEXAS CODE ANNOTATED BUSINESS AND COMMERCE CODE (THE “DECEPTIVE TRADE PRACTICES ACT.”).

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER:

AMERICAN STANDARD ENERGY, CORP.

By:	/s/ Scott Feldhacker
Name:	Scott Feldhacker
Title:	Chief Executive Officer

PURCHASER:

TEXIAN OIL – I, LP

By: Brock Capital Croup, LLC, its General Partner

By:	/s/ Braden J. Brock
Name:	Braden J. Brock
Title:	Manager

Signature Page to Purchase and Sale Agreement